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Robert W. Naismith, Ph.D.                       800 James Avenue, Suite 201
Chairman/CEO	                                Scranton, PA  18510-1544
                                                Tel (717) 961-8944
                                                Fax (717) 961-2324
                                                Email: naismith@ptd.net

Confidential
------------

October 5, 1998

Mr. Bruce C. Galton
Chairman & CEO
Cistron Biotechnology, Inc.
Box 2004
10 Bloomfield Avenue                           ENGAGEMENT LETTER
Pine Brook, NJ 07058

Dear Mr. Galton:

This letter is to confirm our understanding that Cistron Biotechnology, Inc. ("Cistron" or the "Company") desires to engage Genome Securities, Inc. ("GSI") to act as the Company's exclusive financial advisor ("Financial Advisor") for a period six months and renewable at the option of the Company and GSI, by mutual agreement, for additional six month periods. In addition, during the period of such agreement, GSI will act as the Company's mergers and acquisitions advisor ("M&A Advisor"), exclusive corporate partner advisor ("Partner Advisor"), and as private placement agent ("Placement Agent") for any best efforts debt or private equity financing of the Company's Securities.

1. Financial Advisor
   -----------------

  As Financial Advisor, GSI will assist and advise the Cistron on various financial matters on an as requested basis. These matters include but are not limited to the following:

        - Advise Cistron on technical and scientific strategies;

        - Advise company on general corporate strategic and financial initiatives;

        - Consult and assist the Company with the preparation of an information package to be sent to potential financial partners;

        - Assist the Company with structuring and negotiating terms and conditions of a strategic/financial partnership;

  For acting as Financial Advisor, Cistron shall pay GSI:

        - A monthly financial advisory fee (the "Financial Advisory Fee") in the amount of $10,000 payable monthly in advance.

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2. M&A Advisor
   -----------

   As M&A Advisor, GSI will assist and advise Cistron on an as requested basis in the following manner:

        - Identify, evaluate and analyze potential M&A transactions;

        - Assist in negotiations;

        - Structure the transaction;

        - Assist in documentation and

        - Effect the closing of the transaction.

   For the purpose of this agreement, an Acquisition by the Company shall include any acquisition, merger, consolidation, tender offer, business combination or similar transaction involving 50% or more of a Candidate's business, assets or voting stock.

   For acting as M&A Advisor, the Company shall pay GSI a transaction fee ("Transaction Fee") equal to the greater of the following:

        - $100,000 at the signing of a letter of intent plus a graduated percentage, 5/3/1, of the Transaction Value, payable in cash promptly upon consummation of a Transaction if, during the term of this agreement or within 24 months thereafter, a Transaction is consummated or a definitive agreement is entered into with a party that was introduced to the Company by GSI that subsequently results in a Transaction. Said fee will be credited against the minimum transaction fee.

        - A minimum transaction fee of $250,000 or a graduated percentage shall be applied to the Transaction Value in the following manner: 5% of the first $10.0 million of Transaction Value, 3% of the second $10.0 million of Transaction Value and 1% of the remaining Transaction Value above $20.0 million.

        - For any Transaction where a party was identified by Cistron, a Transaction Value will be calculated in the following manner: 3.5% of the first $10.0 million of Transaction Value, 2.5% of the second $10.0 million of Transaction Value and 1% of the remaining Transaction Value above $20.0 million.

   "Transaction Value" shall mean the total proceeds and other consideration paid or received or to be paid or received in connection with a transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation: (i) cash; (ii) notes, securities and other property; (iii) liabilities, including all debt, pension liabilities and guarantees, assumed; (iv) payments made in installments; (v) amounts payable under consulting agreements, agreements not to compete or similar arrangements (including such payments to management); (vi) contingent payments
   (whether or not related to future earnings or operations); and
   (vii) if the transaction involves the disposition of assets, the net value of current assets not sold. For purposes of computing any fees payable to GSI hereunder, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for the five trading
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   days prior to the closing of the transaction and (y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and GSI. Future payments due GSI will be paid to GSI as received by Cistron.

   In addition, for acting as M&A Advisor in a Transaction, the Company shall issue GSI 400,000 warrants to purchase the Company Stock exercisable at the closing bid price on the date of the signing this agreement which will vest upon consummation of a merger or acquisition transaction. Said warrants shall have a five-year term and registration shall be the sole responsibility of the company.

3. Partner Advisor
   ---------------

   As the Company's external Partner Advisor, GSI shall introduce the Company to potential corporate partners ("Corporate
   Partners") in the following manner:

        - Identify and evaluate Corporate Partners;

        - Provide The Company with a list of Corporate Partners to be contacted and regular written reports detailing activity status;

        - Assist the Company in preparing an information package to be sent to Corporate Partners;

        - Assist the Company with structuring and negotiating terms and conditions of the Corporate Partner relationship; and

        - Effect the closing of a Corporate Partner Transaction
          (the "Partner Transaction").

   For purposes of this agreement, a Corporate Partner Transaction may include but is not limited to: (a) a joint venture, partnership, license or other contract for research, development, manufacturing, marketing, distribution, sale or other activity; (b) the purchase of, or commitment to purchase from the Company less than 50% of its business, assets or voting stock; (c) the acquisition of any of the Company's assets or any rights, in respect to its products and/or technology; and (d) a commitment by the Candidate to provide funding for all or part of the Company's research and development activities, whether such work is performed or managed by the Company or the candidate.

   For acting as Partner Advisor, Cistron shall pay GSI 7% of the Corporate Partner Value, payable in cash promptly upon consummation of a Partner Transaction if, during the term of this agreement or within 12 months thereafter, a Partner Transaction is consummated or a definitive agreement is entered into with a Corporate Partner which was introduced to the Company by GSI that subsequently results in a Partner Transaction. In the event a successful corporate partnership is consummated as a result of Cistron's efforts, GSI's normal fee will be reduced by 10%. Fees due GSI will not include internal funding expended by Cistron's partner unless said expenditures were define in the Partnering agreement.

   "Corporate Partner Value" shall mean the total proceeds and other consideration paid or received or to be paid or received in connection with a Partner Transaction (which

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

   consideration shall be deemed to include amounts in escrow), including, without limitation: (i) cash; (ii) notes, securities and other property; (iii) liabilities, including all debt, pension liabilities and guarantees, assumed; (iv) payments made in installments; (v) amounts payable under consulting agreements, agreements not to compete or similar arrangements (including such payments to management); (vi) contingent payments
   (whether or not related to future earnings or operations); and
   (vii) if the transaction involves the disposition of assets, the net value of current assets not sold. For purposes of computing any fees payable to GSI hereunder, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for the five trading days prior to the closing of the transaction and (y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and GSI. Future payments due GSI will be paid to GSI as received by Cistron.


 4. Placement Agent
   ---------------

   As Private Placement Agent for any debt or private equity financing, on a best efforts basis GSI shall introduce the Company to potential institutional and qualified investors
   (the "Offering") in the following manner:

        - Consult and assist the Company with the preparation of an information package ("Information Package") to be sent to potential investors;

        - Introduce the Company to potential institutional and qualified investors;

        - Assist the Company with structuring and negotiating terms and conditions; and

        - Assist the Company to close on the Offering.

   For acting as Best Effort Private Placement Agent, the Company shall pay GSI a placement agent fee ("Placement Agent Fee") in the following manner:

        - 8% of the total gross proceeds raised from the Offering, payable in cash at the closing of the Offering; plus

        - Warrants equal to 10% of the value of the Offering exercisable at the same price and terms as those associated with the Offering

   If at any time during a period of twelve (12) months from the time of termination or expiration of this agreement the Company directly or through a private placement sells any type of security to an investor which was identified by GSI during the term of this agreement, the Company shall pay GSI a fee equal to what the Private Placement Agent Fee would have been with regard to such sale.

   It is expressly understood and acknowledged that GSI for the purpose of a public offering, will act as Cistrons exclusive placement agent to identify a lead manager to undertake a financing by the company on terms customary for similar transactions. In order to encourage GSI to undertake this assignment it is agreed that the company will require the underwriters

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

   to include GSI as a Financial Advisor to the Offering Memorandum:
   GSI will receive 20% of the underwriters commissions.

5. The term of the engagement to act as the Company's exclusive Financial Advisor shall be for a period of six months. If mutually agreed such engagement will be renewed every six months. Subject to the provisions of paragraphs I through 4 and 6 through 11 and the indemnification letter which shall survive any termination or expiration of this agreement, either party may terminate the engagement hereunder at any time, with or without cause, by giving the other party at least 30 days prior written notice.

6. In order to coordinate the efforts to effect a transaction satisfactory to the Company during the period of engagement hereunder, including any extensions thereof, in the event that the Company, or its directors, management, or shareholders receive any meaningful inquiry or are otherwise aware of the interest of any third party concerning any transaction contemplated in paragraphs 1, 2, 3 and 4 the Company agrees to promptly inform GSI of the third party and its interest and request GSI's services as contemplated hereunder.

7. In connection with GSI's activities on the Company's behalf, Cistron will furnish GSI with all information which it may reasonably request and will provide GSI access to the officers, directors, accountants and counsel of Cistron. Cistron acknowledges that in rendering its services hereunder, GSI shall be solely using and relying on the information provided by the Company. GSI does not assume responsibility for the accuracy or completeness of any information. Any advice rendered by GSI pursuant to this agreement may not be disclosed publicly without its prior written consent.

8. In addition to any fees that may be payable to GSI hereunder (and regardless of whether a Transaction occurs), the Company hereby agrees to reimburse GSI for travel and all other out of pocket expenses incurred in performing its services hereunder, including the fees and expenses of its legal counsel. Such expense shall be submitted on a monthly basis and reimbursed upon receipt. All expenses in excess of five thousand dollars ($5,000) will be first approved by Cistron. Any advertising expenses to be incurred by Cistron will require prior approval.

9. The Company agrees that GSI has the right to place advertisements in financial and other newspapers and journals describing its services to the Company hereunder upon review and approval by the Company whose approval should not be unreasonably withheld.


10. GSI will act under this letter agreement as an independent contractor with duties to the Company. Because GSI will be acting on the' Company's behalf in this capacity, it is GSI's practice to receive indemnification. A copy of GSI's standard indemnification form is attached to this letter.

11. GSI and Cistron mutually agree that they will not disclose any confidential information received from the other party to others except with the written permission of the other party or as such disclosure may be required by law. In addition, GSI will use its best efforts not to undertake a conflicting assignment. If such a conflict is perceived to exist, GSI will notify Cistron of the possible conflict.

12. This agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania applicable to contracts executed in and to be performed in that state.

13. All fees due BlueStone Capital Partners and/or Genome
    Securities, Inc for previous assignments will be excluded from this agreement.

If the terms of our engagement as set forth in this letter are satisfactory to you, kindly sign and date the enclosed copy of this letter and indemnification form and return it to us. If this agreement is not executed by both parties within ten (10) days from its date it shall cease to be a valid offer to assist and represent the Company.

Very truly yours,

Genome Securities, Inc.

By:  /s/ROBERT J. NAISMITH, PH.D.
     ----------------------------
     Robert W. Naismith, Ph.D.
     Chairman and CEO

ACCEPTED AND AGREED TO as of the date hereof 10-8-1998.

CISTRON BIOTECHNOLOGY

By:  /s/BRUCE C. GALTON
     ------------------
        Bruce C. Galton
	Chairman and CEO

                        Cistron Biotechnology, Inc.
                           10 Bloomfield Avenue
                           Pine Brook, NJ 07058


October 5, 1998

Genome Securities, Inc.
800 James Avenue
Scranton, PA  18510


Gentlemen:

This letter will confirm that we have engaged GSI to advise and assist us in connection with the matters referred to in our letter agreement dated October 5, 1998 (the "Engagement Letter"). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and you and their respective officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Person") from and against any losses, claims, damages or liabilities related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter, and will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement, whether or not pending or threatened and whether or not any Indemnified Person is a party. We will not, however, be responsible for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined to have resulted from the bad faith or gross negligence of any Indemnified Person. We also agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such Indemnified Person.

We will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without our prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the third sentence of the first paragraph hereof) to an Indemnified Person in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, we shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (and expense relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to you, on the one hand, and us, on the other hand, of the Engagement or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us or our shareholders, as the case may be, in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to you under the Engagement Letter.

The provisions of this agreement shall apply to the Engagement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

This agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the State of Pennsylvania applicable to contracts executed and to be performed in that state.

Very truly yours,

 /s/BRUCE C. GALTON
    ---------------
    BRUCE C. GALTON
for CISTRON BIOTECHNOLOGY, INC.
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